EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in (i) Registration Statement No. 33-19309 on Form S-8 pertaining to Big Lots, Inc. Savings Plan and Trust (ii) Post Effective Amendment No. 1 to Registration Statement No. 33-19309 on Form S-8 pertaining to Big Lots, Inc. Savings Plan and Trust and (iii) Post Effective Amendment No. 2 to Registration Statement No. 33-19309 on Form S-8 pertaining to Big Lots, Inc. Savings Plan and Trust, of our report dated June 20, 2003 appearing in this annual report on Form 11-K of Big Lots, Inc. Savings Plan and Trust, for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Dayton, Ohio
June 30, 2003